                                                                     EXHIBIT 2.1





                     AGREEMENT OF DISSOLUTION OF PARTNERSHIP
                                       AND
                                 ASSET PURCHASE

         THIS AGREEMENT (the "Agreement") is made and entered into on the 21st day of January, 2000, by and among R. Phillip Doss, a resident of the State of California (the "General Partner"), Richard Weise, James McCaffrey, Glenn Yamada, the Yamada Investment Club, Stephen Chang, Arthur Hurt and Albert Baktanian (collectively, the "Limited Partners") and AmSurg Glendale, Inc., a Tennessee corporation ("AmSurg").

                                  INTRODUCTION

         1. The General Partner is the sole general partner and the Limited Partners are all the limited partners of the American Surgery Centers of Glendale, Ltd., a California limited partnership (the "Partnership").

         2. This Agreement sets forth the terms and conditions upon which (a) the Partnership shall wind up its affairs and distribute the remaining balance of its assets in-kind to the General Partner and the Limited Partners in complete dissolution and liquidation of the Partnership, and (b) the General Partner shall sell to AmSurg and AmSurg shall purchase from the General Partner, an undivided interest in assets that the General Partner receives from the Partnership in connection with its dissolution and liquidation, as hereinafter described.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

1.       BASIC TRANSACTION.

         1.1 DISSOLUTION AND LIQUIDATION. Subject to the terms and conditions of this Agreement, the Partnership shall dissolve and commence winding up and liquidating, and the Partnership shall continue solely for the purpose of winding up its affairs in an orderly manner, satisfying the claims of its creditors other than its Partners or their "Affiliates" (as hereinafter defined) and distributing its assets in-kind to its Partners. Neither the General Partner nor the Limited Partners shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Partnership's business and affairs. The General Partner, as the general partner of the Partnership, shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's assets and liabilities.

             1.1.1 PAYMENT OF DEBTS AND LIABILITIES. The Partnership shall pay and discharge all of its debts and liabilities payable to creditors other than Partners or their "Affiliates." To the extent that the Partnership's cash is insufficient to pay and discharge all of the Partnership's debts and liabilities payable to creditors other than

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             Partners, General Partner shall contribute to the Partnership the capital required to pay and discharge all such debts and liabilities. All debts and liabilities of the Partnership payable to Partners with respect to loans made to or unreimbursed expenses incurred on behalf of the Partnership by a Partner shall be canceled and treated as additional capital contributions to the Partnership.

             1.1.2 DISTRIBUTIONS TO PARTNERS. After all of the debts and liabilities of the Partnership to creditors other than Partners or their Affiliates have been fully paid and discharged, the balance of the Partnership's assets of every type, kind, description and nature whatsoever, wherever located, whether real, personal or mixed, whether tangible or intangible, whether leasehold improvements, whether recorded or unrecorded, whether known or unknown, or whether leased, held, possessed, vested in or claimed, in whole or in part, by the Partnership (the "Distributed Assets") shall be distributed in-kind to the General Partner and the Limited Partners in proportion to their respective ownership percentages in the Partnership. Without limiting the generality of the foregoing, the Distributed Assets shall include, without limitation, the following:

                   (a) All cash remaining after the payment of debts and liabilities of the Partnership to creditors other than the Partners or their Affiliates, and all cash deposits and accounts receivable;

                   (b) All medical and pharmaceutical supplies, medicines and drugs;

                   (c) All furniture, fixtures, equipment, computers, computer software programs, spare parts, tools, supplies, leasehold improvements and all other tangible assets that the Partnership owns, to the extent the same are assignable;

                   (d) All books, files, operating records, medical records and other documents of any kind whatsoever, whether in hard copy or on computer tapes, computer disks, or any other medium or form that the Partnership owns;

                   (e) All licenses, permits, approvals, qualifications, registrations and rights to the use of fictitious names, to the extent the same are assignable; and

                   (f) All assignable contracts and third party payor
             agreements other than the Partnership's Medicare provider agreement and provider number and Medicaid participation Agreement.

             The Distributed Assets shall include, but shall not be limited to, the assets listed on Exhibit A attached hereto.




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             1.1.3 WAIVER OF PURCHASE RIGHTS. The General Partner and each
             Limited Partner hereby irrevocably waive any and all rights he or it may have pursuant to the terms of the Partnership Agreement or otherwise to purchase any or all of the assets of the Partnership.

             1.1.4 CERTIFICATES. As soon as practical after the termination of the Interim Management Agreement referred to in Section 12.10 or such earlier time as AmSurg shall specify, the General Partner and the Limited Partners covenant and agree that they shall execute and file or cause to be filed with the office of the California Secretary of State a certificate of dissolution and certificate of cancellation with respect to the Partnership in accordance with the applicable provisions of the California Revised Limited Partnership Act, and the General Partner, as the general partner of the Partnership, shall take such other actions and shall execute, deliver, and cause to be filed such other certificates, instruments and documents as shall be necessary to effect a dissolution and liquidation of the Partnership under the laws of each state or jurisdiction in which the Partnership is engaged or authorized to engage in business.

             1.1.5 EFFECTIVE TIME OF LIQUIDATION. The dissolution and liquidation of the Partnership shall become effective upon the filing of the certificate of cancellation in accordance with the California Revised Limited Partnership Act.

         1.2 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, as of the Closing Date (as hereinafter defined), (a) the General Partner shall sell, transfer, assign, convey and deliver to AmSurg,, and AmSurg shall purchase, acquire and accept from the General Partner, all of the right, title, and interest of the General Partner in and to an undivided fifty one percent (51%) interest in the Distributed Assets, free and clear of all liens, liabilities, claims, security interests, charges, mortgages, obligations or other encumbrances of any kind or nature whatsoever (the "Purchased Assets"). The Purchased Assets include, but are not limited to the assets listed on Exhibit A attached hereto.

             1.2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets to be purchased by AmSurg shall be $4,628,335, which the parties agree is the Total Initial Purchase Price shown on Exhibit B.

             The General Partner and AmSurg acknowledge that the Initial Purchase Price has been reduced by $123,016 (the "Purchase Price Differential") to take into account the potential affect of the rule proposed in June 1998 by the Health Care Financing Administration ("HCFA") providing in part for a change in the payment methodology and payment rates utilized by HCFA to reimburse ambulatory surgery centers as it may be adopted or amended (the "Proposed Rule").

             During the six years following the Closing, commencing July 1, 2000, and at the end of each six-month period thereafter, if a final version of the Proposed Rule has not




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             been adopted during such period, then AmSurg will pay as
             additional consideration ("Additional Purchase Price") an amount in cash equal to one-twelfth of the Purchase Price Differential, together with interest thereon at the rate equal to the prime rate as published from time to time by SunTrust Bank in Nashville, Tennessee, accruing from the Closing Date. In the event that a final version of the Proposed Rule is adopted during the six years following the Closing, the Purchase Price will be recalculated and adjusted utilizing the formula set forth on Exhibits B and substituting the final Medicare reimbursement rates for the proposed Medicare reimbursement rates (the "Adjusted Purchase Price"). If the Adjusted Purchase Price exceeds the sum of (a) the Total Initial Purchase Price shown on Exhibit B and
             (b) any Additional Purchase Price previously paid by AmSurg, AmSurg will pay in cash such amount as additional consideration within sixty days after such determination. In no event will the purchase price recalculation cause (x) the General Partner to return any portion of the Purchase Price previously paid the General Partner by AmSurg or (y) the aggregate consideration paid by AmSurg to exceed $4,751,351.

             1.2.2 INSTRUMENTS OF CONVEYANCE. To effect the distribution of the Distributed Assets to the General Partner and the Limited Partners as contemplated in Section 1.1.2 hereof, and to effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to AmSurg as contemplated in Section 1.2 hereof, the General Partner shall direct and cause the Partnership to execute and deliver, on behalf of the Partnership and on behalf of the General Partner, the following instruments of assignment, transfer, and conveyance, in each case to take effect as of the Closing Date:

                   (a) A bill of sale in substantially the same form attached hereto as Exhibit C (the "Bill of Sale"), wherein the Partnership shall assign all of its right, title, and interest in and to (i) all cash, cash deposits and accounts receivable of the Partnership, (ii) all medical and pharmaceutical supplies, medicines and drugs, (iii) all furniture, fixtures, equipment, computers, computer software programs, spare parts, tools, supplies, leasehold improvements and all other tangible assets; and (iv) all books, files, operating records, medical records and other documents of any kind whatsoever, whether in hard copy or on computer tapes, computer disks, or any other medium or form;

                   (b) An assignment of contracts in substantially the same form attached hereto as Exhibit D (the "Assignment of Contracts"), wherein the Partnership shall assign all of its right, title, and interest in and to any existing contract between it and any third party, of any type whatsoever other than the Partnership's Medicare provider agreement or provider number or Medicaid participation agreement; and

                   (c) An assignment of licenses, permits and approvals in substantially the same form attached hereto as Exhibit E (the "Assignment of Licenses,



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                   Permits and Approvals"), wherein the Partnership shall
                   assign all of its right, title, and interest in and to all assignable licenses, permits, approvals, qualifications or registrations of any nature whatsoever.

             1.2.3 ASSUMPTION OF LIABILITIES. AmSurg shall not assume, incur, or become liable or responsible for any debt, liability or obligation of the Partnership, the General Partner or the Limited Partners of any kind or nature whatsoever, whether accrued or unaccrued, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, or whether due or to become due, including, without limitation, any liability for federal, state, local or foreign taxes of any kind or nature whatsoever.

         1.3 CLOSING. The closing ("Closing") of the transactions contemplated herein shall take place, as soon as possible after the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties hereto shall take at the Closing itself), but in no event later than January 21, 2000, or at such other place as the parties hereto may mutually determine (the "Closing Date").

2. REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING THE PARTNERSHIP. The General Partner represents and warrants to AmSurg that the following statements contained in this Section 2 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date:

         2.1 FINANCIAL STATEMENTS. Attached hereto as Exhibit F are the following financial statements (collectively the "Financial Statements"): unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 1997, and December 31, 1998 (the "Most Recent Fiscal Year End") for the Partnership; and unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the eleven (11) months ended November 30, 1999 (the "Most Recent Fiscal Month End") for the Partnership. The Financial Statements have been prepared in accordance with accounting principles on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects, and are consistent with the books and records of the Partnership (which books and records are materially correct and complete).

         2.2 TITLE. The Partnership has good and marketable title to all of the assets it uses in connection with the operation of its business, free and clear of all liens, liabilities, claims, security interests, charges, mortgages, obligations, or other encumbrances of any kind or nature whatsoever, whether accrued or unaccrued, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, or whether due or to become due.

         2.3 LITIGATION. There is no suit, proceeding, or other investigation pending or, to the knowledge of the General Partner, threatened against the Partnership, that would affect the validity, propriety, or the performance of this Agreement by the parties hereto.



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



         2.4 ABSENCE OF CERTAIN CHANGES. Since November 30, 1999, the Partnership has not:

              2.4.1 suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, or suffered any material casualty loss (whether or not insured);

              2.4.2 made any change in its business or operations or in the manner of conducting its business, other than changes in the ordinary course of business;

              2.4.3 incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions or methods of calculating any bad debt, contingency or other reserve;

              2.4.4 paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, liens, encumbrances or liabilities:

                    (a) which are reflected in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business consistent with past practice, or

                    (b) which were incurred and paid, discharged or satisfied since October 31, 1999 in the ordinary course of business consistent with past practice;

              2.4.5 written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-offs made in the ordinary course of business consistent with past practice;

              2.4.6 canceled any other debts or claims, or waived any rights, of substantial value;

              2.4.7 sold, transferred or conveyed any of its properties or assets, except in the ordinary course of business consistent with past practice;

              2.4.8 made any capital expenditures or commitments in excess of $10,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

              2.4.9 declared, paid or made or set aside for payment of, any distribution in respect of its outstanding partnership interests other than distributions made in the ordinary course of business consistent with past practice, or directly or indirectly redeemed, purchased or otherwise acquired any of its partnership interests;




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             2.4.10 made any change in any method of accounting or accounting practice;

             2.4.11 granted any increase in the compensation of any officer, employee or agent of the Partnership, (including without limitation any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), other than increases in the ordinary course of business consistent with past practice, or adopted any such plan or other arrangement; and no such increase or the adoption of any such plan or arrangement, is planned or required; and

             2.4.12 agreed, whether in writing or otherwise, to take any action described in this Section 2.4.

         2.5 COMPLIANCE WITH LAWS AND OTHER REGULATIONS. The Partnership is in compliance in all material respects with all requirements of applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental bodies or agencies (federal, state or local) (collectively, "Laws") relating to or affecting its operations. The Partnership has not received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting its operations.

             Partnership has all required licenses, permits, certificates, authorizations and agreements needed for the ownership of its assets and operation of its business.

         2.6 ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Partnership have arisen from bona fide transactions by the Partnership in the ordinary course of business and are valid as receivables.

         2.7 REPORTS AND RETURNS. Except as would not reasonably be expected to have a material adverse effect on the business or operations of the Partnership, all reports and returns heretofore required by federal, state or municipal authorities with respect to the Partnership's operations and all reports and returns to the various governmental authorities which control, directly or indirectly, any of the Partnership's activities, have been filed and all sums heretofore due with respect to such reports and returns have been paid.

         2.8 CORRECT AND COMPLETE. The representations and warranties contained in Section 2.1 through 2.7 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as if the Closing Date were substituted for the date of this Agreement).

         2.9 METHOD OF ACCOUNTING. From the date of its inception through the Closing Date, the Partnership used the accrual method of accounting for federal income tax purposes.

         2.10 TAX RETURN. The General Partner shall, at its expense, cause all required federal, state and local tax returns and reports for the periods prior to and including the Closing Date to be timely prepared and filed, including, without limitation, all such tax returns and reports



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         that are required to be prepared and filed as a result of the dissolution and liquidation of the Partnership. The General Partner shall provide to AmSurg at no cost copies of such tax returns and reports, together with any schedules or other information that AmSurg may require in connection with their own tax affairs.

3. REPRESENTATIONS AND WARRANTIES RELATING TO THE GENERAL PARTNER. The General Partner represents and warrants to AmSurg that the following statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date:

         3.1 BINDING OBLIGATION. This Agreement constitutes the valid and legally binding obligation of the General Partner, enforceable in accordance with its terms.

         3.2 NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the conditions hereof shall (a) conflict with, violate, result in a breach of or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under any charter, contract, agreement, indenture, mortgage, deed of trust, lease or other agreement or document to which the General Partner is a party or by which it is bound, or result in the creation of any lien, charge or encumbrance upon the Distributed Assets or the Purchased Assets pursuant to the terms of any such instrument; or (b) conflict with or violate any law, ruling, regulation, judgment, order, writ, injunction or decree of any tribunal, court or governmental authority of any jurisdiction which is binding upon the General Partner.

         3.3 LITIGATION. There is no suit, proceeding or other investigation pending or, to the knowledge of the General Partner, threatened against the General Partner, that would affect the validity, propriety or the performance of this Agreement by the General Partner.

         3.4 DISCLOSURE. No representation or warranty by the General Partner in this Agreement, nor any statement, document, agreement, instrument or certificate furnished or to be furnished to AmSurg pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES RELATING TO AMSURG. AmSurg represents and warrants to the General Partner that the following statements contained in this
Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date:

         4.1 ORGANIZATION. AmSurg is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee, and has the corporate power and authority to carry on its business as it is now being conducted.



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         4.2 AUTHORITY; BINDING OBLIGATION. AmSurg has full corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of AmSurg, enforceable in accordance with its terms. AmSurg need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement except as otherwise provided herein.

         4.3 NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the conditions hereof shall (a) conflict with or violate any provision of the Charter or Bylaws of AmSurg; (b) conflict with, violate, result in a breach of, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under any charter, contract, agreement, indenture, mortgage, deed of trust, lease or other agreement or document to which AmSurg is a party or by which it is bound, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of any such instrument; or (c) conflict with or violate any law, ruling, regulation, judgment, order, writ, injunction or decree of any tribunal, court or governmental authority of any jurisdiction which is binding upon AmSurg

         4.4 LITIGATION. There is no suit, proceeding or other investigation pending or, to the knowledge of AmSurg, threatened against AmSurg, that would affect the validity, propriety, or the performance of this Agreement by AmSurg

         4.5 DISCLOSURE. No representation or warranty by AmSurg in this Agreement, nor any statement, document, agreement, instrument or certificate furnished or to be furnished to the General Partner pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.       OTHER AGREEMENTS AND COVENANTS.

         5.1 FURTHER ASSURANCES. From time to time after the Closing, each party hereto at the request of any other party and without further consideration, shall execute and deliver such other and further instruments, including, without limitation, such other and further instruments of sale, transfer and conveyance and take such other and further action as such other party may reasonably request, at the sole cost and expense of the requesting party (unless such requesting party is entitled to indemnification therefor under Section 5.2 hereof), to carry out the purposes of this Agreement, to more effectively vest in AmSurg or its successors and put AmSurg or its successors in possession of the Purchased Assets and assure to AmSurg or its successors the beneficial use thereof, and to otherwise consummate the transactions contemplated hereunder.

         5.2 INDEMNIFICATION.



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             5.2.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. All
             of the representations, warranties, covenants and indemnities made by the parties in this Agreement, or in any document, instrument, agreement, certificate, schedule or exhibit delivered in connection herewith, shall survive the Closing and shall continue in full force and effect for a period of twelve (12) months thereafter.

             5.2.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF AMSURG. Subject to the limitation set forth in this Section 5, the General Partner agrees to defend, indemnify and hold AmSurg harmless from and against any and all claims, demands, actions, causes of action, suits (in law or in equity), proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, legal and accounting fees and other expenses, arising out of, resulting from, or relating to (a) any breach of warranty or misrepresentation by the General Partner contained herein or in any document, instrument, agreement, certificate, schedule or exhibit delivered in connection herewith; or (b) the non-performance of any covenant or obligation to be performed by the General Partner pursuant to the terms hereof or any document, instrument, agreement, certificate, schedule or exhibit delivered in connection herewith.

             5.2.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE GENERAL PARTNER. Subject to the limitation set forth in this Section 5, AmSurg agrees to defend, indemnify and hold the General Partner harmless from and against any and all claims, demands, actions, causes of action, suits (in law or in equity), proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, legal and accounting fees and other expenses, arising out of, resulting from, or relating to (a) any breach of warranty or misrepresentation by AmSurg contained herein or in any document, instrument, agreement, certificate, schedule or exhibit delivered in connection herewith; or (b) the non-performance of any covenant or obligation to be performed by AmSurg pursuant to the terms hereof or any document, instrument, agreement, certificate, schedule or exhibit delivered in connection herewith.

             5.2.4 INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS. If any third party asserts any claim or demand (the "Third Party Claim") against a party hereto with respect to any matter to which the obligation to indemnify may arise under the provisions of this
             Section 5, the party against whom the Third Party Claim is asserted (the "Indemnified Party") shall give or cause to be given to the party who is obligated to indemnify such Indemnified Party pursuant to the provisions of this Section 5 (the "Indemnifying Party") written notice thereof within thirty (30) days, which shall describe such Third Party Claim in reasonable detail, including the amount thereof or an estimate thereof if necessary and to the extent feasible. The failure of any Indemnified Party to give any Indemnifying Party such written notice within thirty
             (30) days shall not preclude such Indemnified Party from obtaining indemnification under this Section 5, except to the extent that such Indemnified Party's failure has materially prejudiced the Indemnifying Party's rights or materially increased its liabilities and obligations hereunder. If a Third Party Claim is asserted that is subject



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             to indemnification hereunder, the Indemnifying Party shall within fifteen (15) days defend such Third Party Claim by counsel of its choice, subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such Third Party Claim, including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). If the Indemnifying Party within fifteen (15) days after notice of such Third Party Claim fails to defend the Indemnified Party, the Indemnified Party shall be entitled to undertake the defense, compromise, or settlement of such Third Party Claim, at the expense of and for the account and risk of the Indemnifying Party.

         5.3 COSTS OF ENFORCEMENT. If any action at law or in equity (including any appellate proceeding) is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover all costs and expense that it incurs in connection with such action, including all legal and accounting fees, costs, expenses and disbursements.

         5.4 REMEDIES CUMULATIVE. No right or remedy granted herein is exclusive of any other right or remedy, but every such right or remedy shall be cumulative and shall be in addition to every other right or remedy herein, or now or hereafter existing at law or in equity.

6.       CONDITIONS TO OBLIGATIONS TO CLOSE.

         6.1 CONDITIONS TO OBLIGATIONS OF THE GENERAL PARTNER TO CLOSE. The obligations of the General Partner to take the actions and provide the documents to be taken and provided, respectively, by it in connection with the Closing shall be subject to the satisfaction or waiver by it in writing at or prior to the Closing of each of the following conditions:

             6.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of AmSurg contained herein shall be true and correct in all material respects at and as of the Closing.

             6.1.2 PERFORMANCE OF OBLIGATIONS. AmSurg shall have performed and complied in all material respects with all of their agreements and obligations undertaken by them herein to be performed at or prior to the Closing.

             6.1.3 NO LITIGATION. There shall not be pending or threatened any litigation, proceeding or claim seeking to restrain, prohibit or prevent, or change the terms of, or obtain damages, or to obtain any other remedy in connection with the transactions contemplated by this Agreement.

             6.1.4 FURTHER ASSURANCES. The General Partner shall have received such further instruments and documents as it or its counsel may reasonably require to carry out the transactions contemplated herein and to evidence the fulfillment of the agreements contained herein and the performance and satisfaction of all of the conditions to the consummation of such transactions.

             6.1.5 APPROVAL OF COUNSEL. All actions to be taken by AmSurg in connection with the consummation of the transactions contemplated hereby and all documents, instruments, agreements or certificates required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for the General Partner.

             6.1.6 SUBLEASE. Glendale Ophthalmology ASC, L.P. (the "LP"), as subtenant, shall have entered into a sublease with Glendale Eye Medical Group, Inc., as sublandlord, relative to the real property located at 607 North Cental Avenue, Glendale, California and currently utilized by the Partnership in connection with the operation of its business.

         6.2 CONDITIONS TO OBLIGATIONS OF AMSURG TO CLOSE. The obligations of AmSurg to take the actions and provide the documents to be taken and provided by it in connection with the Closing shall be subject to the satisfaction or waiver by them in writing at or prior to the Closing of each of the following conditions:

             6.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the General Partner contained herein shall be true and correct in all material respects at and as of the Closing.

             6.2.2 PERFORMANCE OF OBLIGATIONS. The General Partner shall have performed and complied in all material respects with all of its agreements and obligations undertaken by it herein to be performed at or prior to the Closing.

             6.2.3 NO LITIGATION. There shall not be pending or threatened any litigation, proceeding or claim seeking to restrain, prohibit or prevent, or change the terms of, or obtain damages, or to obtain any other remedy in connection with, the transactions contemplated by this Agreement.

             6.2.4 FURTHER ASSURANCES. AmSurg shall have received such further instruments and documents as it or its counsel may reasonably require to carry out the transactions contemplated herein and to evidence the fulfillment of the agreements contained herein and the performance and satisfaction of all of the conditions to the consummation of such transactions.

             6.2.5 APPROVAL OF COUNSEL. All actions to be taken by the General Partner in connection with the consummation of the transactions contemplated hereby and all documents, instruments, agreements, or certificates required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for AmSurg.

             6.2.6 DISTRIBUTION TO PARTNERS. The Distributed Assets shall have been distributed to the General Partner and the Limited Partners in accordance with their ownership percentages in the Partnership, free and clear of all liens, liabilities, claims, security interests, charges, mortgages, obligations or other encumbrances of any kind or nature whatsoever, whether accrued or unaccrued, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated or whether due or to become due.

             6.2.7 LIMITED PARTNERSHIP AGREEMENT. The General Partner and the Limited Partners shall have each executed and delivered to AmSurg a Limited Partnership Agreement in substantially the same form attached hereto as Exhibit H.

             6.2.8 CONTRIBUTION AGREEMENT. The General Partner and the Limited Partners shall have each executed and delivered to AmSurg a Contribution Agreement in substantially the same form attached hereto as Exhibit I pursuant to which they each agree to contribute the undivided interest in the Distributed Assets (other than the Purchased Assets) to the LP.

             6.2.9 LICENSE. AmSurg shall have received evidence satisfactory to it that the surgery center currently operated by the Partnership may continue to be operated by the LP without obtaining a license from any applicable state or local authority.

             6.2.10 INTERIM MANAGEMENT AGREEMENT. The LP and the Partnership shall have entered into an Interim Management Agreement in substantially the same form as attached hereto as Exhibit J.

             6.2.11 MANAGEMENT SERVICES AGREEMENT. The LP and AmSurg Corp. shall have entered into a Management Services Agreement in substantially the same form as attached hereto as Exhibit K.

             6.2.12 BILLING AND TRANSCRIPTION AGREEMENT. The LP and Glendale Eye Medical Group, Inc. shall have entered into a Billing and Transcription Agreement in substantially the same form as attached hereto as Exhibit L.

             6.2.13 SUBLEASE. The LP, as subtenant, shall have entered into a sublease with Glendale Eye Medical Group Inc., as sublandlord, relative to the real property known as Suite 103 in the building located at 607 North Cental Avenue, Glendale, California and currently utilized by the Partnership in connection with the operation of its business.

             6.2.14 PHYSICIAN ENTITY. The General Partner and each Limited Partner as of the Closing Date, which shall include Richard Weise, M.D., shall have formed an entity (the "Physician Entity") in which the General Partner and each Limited Partner have an ownership interest, which entity shall be the sole limited partner in the LP.

7.       OBLIGATIONS AT CLOSING.

         7.1 OBLIGATIONS OF THE GENERAL PARTNER AT CLOSING. At the Closing, the General Partner shall deliver (or cause to be delivered) the following:

             7.1.1 The Bills of Sale, executed and delivered by the Partnership to AmSurg;

             7.1.2 The Assignments of Contracts, executed and delivered by the Partnership to AmSurg;

             7.1.3 The Assignments of Licenses, Permits, and Approvals, executed and delivered by the Partnership to AmSurg;

             7.1.4 Fully executed copies of the organizational documents for the Physician Entity and such other information and documentation as AmSurg shall reasonably request to establish the ownership of the Physician Entity.

             7.1.5 All other documents that are required herein to be delivered by the General Partner.

         7.2 OBLIGATIONS OF AMSURG AT CLOSING. At the Closing, AmSurg shall deliver (or cause to be delivered) the following:

             7.2.1 A copy, certified as of the Closing Date by the secretary of AmSurg of the resolutions of the Board of Directors of AmSurg authorizing the execution, delivery and performance of this Agreement and the other documents, agreements, instruments and certificates to be executed in connection herewith;

             7.2.2 The Purchase Price in cash or immediately available funds by wire transfer; and

             7.2.3 All other documents that are required herein to be delivered by AmSurg.

8.       GENERAL PROVISIONS.

         8.1 AFFILIATE. For purposes of this Agreement, "Affiliate" means (a) any person or entity controlling, controlled by, or under common control with such person or entity, (b) any officer, director, general partner or trustee of such person or entity, or (c) any officer, director, general partner or trustee of any person or entity described in clauses (a) and (b) of this sentence. For purposes of this definition, the terms "controlling," "controlled by," or "under common control with" mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies, business and affairs of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

         8.2 NOTICES. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to be duly given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be given at the address specified herein (or to such other address as shall have been specified in a previous notice similarly given).

         8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings, whether written or oral, among the parties with respect to the subject matter contained herein.

         8.4 MODIFICATION; WAIVER. No modification, amendment or waiver of any provision of this Agreement, and no consent by any party hereto to any departure therefrom by any other party hereto, shall be effective unless such modification, amendment, waiver or consent shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of any warranty, agreement, covenant or obligation hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of any warranty, agreement, covenant or obligation hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         8.5 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns.

         8.6 ASSIGNMENT. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of all of the other parties hereto.

         8.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, and said counterparts shall constitute but one and the same agreement which may be sufficiently evidenced by one counterpart.

         8.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

         8.9 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning, and not strictly for or against any party. Accordingly, in the event of any dispute as to the precise meaning of any term contained herein, the principles of construction and interpretation that written documents be construed against the party preparing the same shall not be applicable.

         8.10 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only, and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

         8.11 INCORPORATION BY REFERENCE. All exhibits, schedules, documents or instruments attached hereto or delivered in connection herewith are hereby incorporated herein by reference and made a part hereof.

         8.12 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         8.13 EXPENSES. Each party hereto shall pay the fees and expenses of its own counsel and experts and all other expenses incurred by such party incident to the negotiation, preparation and consummation of this Agreement.

         8.14 BROKERS' FEES. No party hereto has committed or obligated itself or any other party hereto to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         8.15 CONFIDENTIALITY. Except as otherwise required by law, no party hereto shall at any time (a) disclose (1) the terms and conditions of,
         (2) the transactions contemplated by, or (3) the subject matter of this Agreement to any person or entity other than an employee or agent of such party; or (b) issue any press release or make any public disclosure or announcement relating to any of the foregoing.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



                                       GENERAL PARTNER:


                                       /s/ R. Phillip Doss, M.D.
                                       ----------------------------------------
                                       R. Phillip Doss, M.D.


                                       LIMITED PARTNERS:


                                       /s/ Richard Weise, M.D.
                                       ----------------------------------------
                                       Richard Weise, M.D.


                                       /s/ James McCaffrey, M.D.
                                       ----------------------------------------
                                       James McCaffrey, M.D.


                                       /s/ Glenn Yamada
                                       ----------------------------------------
                                       Glenn Yamada


                                       YAMADA INVESTMENT CLUB


                                       By: /s/ Joel Axt
                                          -------------------------------------
                                       Its: General Partner
                                            -----------------------------------


                                       /s/Stephen Chang, M.D.
                                       ----------------------------------------
                                       Stephen Chang, IRA


                                       Arthur Hurt, M.D.
                                       ----------------------------------------
                                       Arthur Hurt, M.D.


                                       Albert Baktanian, M.D.
                                       ----------------------------------------
                                       Albert Baktanian, M.D., Retirement Plan

                                      AMSURG:

                                      AMSURG GLENDALE, INC.



                                      By: /s/ Claire M. Gulmi
                                          -------------------------------------

                                      Its: Secretary
                                           ------------------------------------

         The Schedules and Exhibits to the Agreement of Dissolution of Partnership and Asset Purchase have been omitted in accordance with Item 601(b)(2) of Regulation S-K, but will be furnished to the Commission supplementally upon request. The contents of the omitted Schedules and Exhibits are described in the Agreement of Dissolution of Partnership and Asset Purchase.